Exhibit 10.29

AMENDMENT NUMBER TWO
TO THE ASSURANT EXECUTIVE 401(k) PLAN
THIS AMENDMENT to the Assurant Executive 401(k) Plan, as amended and restated effective as of January 1, 2014 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”) effective as of March 1, 2016.
W I T N E S S E T H:
WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;
WHEREAS, pursuant to Article 8 of the Plan, the Committee has the authority to amend the Plan, unless the amendment would significantly increase the Company’s liabilities for the Plan; and
WHEREAS, the Committee wishes to amend the Plan, effective as of January 1, 2017, to exclude floating holiday pay from the definition of eligible pay under the Plan.
NOW THEREFORE, the Committee amends the Plan as follows:
1.
Effective as of January 1, 2017, the definition of "Eligible Pay" in Article 11 of the Plan is hereby amended to read as follows:
"Eligible Pay means "Eligible Pay" as defined in the 401(k) Plan, provided however, that for purposes of this Plan, Eligible Pay shall exclude the following amounts: (i) attendance bonus payments; (ii) instructor aerobics payments; (iii) alternate holiday paid; (iv) floating holiday pay; (v) bonus recruiting payments; (vi) cost of living allowances, (vii) payment of EAD hours, (viii) training bonuses; (ix) sign-on bonuses, and (x) suggestion cash bonuses."

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Except as amended here, the Plan will continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has adopted this Amendment Number Two to the Assurant Executive 401(k) Plan on the date shown below, to be effective as of the dates set forth herein.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE

December 1, 2017	By	/s/ Robyn Price Stonehill
Robyn Price Stonehill
Chairperson, Assurant, Inc. Benefit Plans Committee
Executive Vice President and Chief Human Resources Officer